Exhibit 4.18

THIS SECOND AMENDING AGREEMENT is made as of the 22nd day of January, 2003

B E T W E E N:

MAD CATZ, INC.

(“Borrower”)

- and -

CONGRESS FINANCIAL CORPORATION (CENTRAL)

(as lender, “Lender” and as US Collateral Agent,

“US Collateral Agent”).

WHEREAS Lender and US Collateral Agent entered into certain financing arrangements with Borrower pursuant to which Lender made loans and provided other financial accommodations to Borrower, on the terms and conditions set forth in a Loan Agreement dated September 25, 2000 between Lender, US Collateral Agent and Borrower (the “Original Loan Agreement”);

AND WHEREAS Borrower, Lender and US Collateral Agent amended the Original Loan Agreement and, for ease of reference, restated such amended Original Loan Agreement in a First Amended and Restated Loan Agreement dated September 5, 2001 between Borrower, Lender and US Collateral Agent (the “First Amended and Restated Loan Agreement”);

AND WHEREAS Borrower, Lender and US Collateral Agent amended the First Amended and Restated Loan Agreement in an amending agreement dated as of the 18th day of June, 2002 between Borrower, Lender and US Collateral Agent (the “First Amending Agreement”) (such First Amended and Restated Loan Agreement, as amended by the First Amending Agreement is herein collectively referred to as the “Existing Loan Agreement”);

AND WHEREAS the parties hereto wish to amend certain terms and conditions of the Existing Loan Agreement (such Existing Loan Agreement, as amended by this Amending Agreement, together with all further amendments, supplements, restatements and replacements thereof, or as novated, from time to time is herein referred to as the “Loan Agreement”);

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties hereto agree to amend the Existing Loan Agreement as provided herein:

Section 1 General

In this Amending Agreement, unless otherwise defined or the context otherwise requires, all capitalized terms shall have the respective meanings specified in the Existing Loan Agreement.

Section 2 To be Read with Existing Loan Agreement

This Amending Agreement is an amendment to the Existing Loan Agreement. Unless the context of this Amending Agreement otherwise requires, the Existing Loan Agreement and this Amending Agreement shall be read together and shall have effect as if the provisions of the Existing Loan Agreement and this Amending Agreement were contained in one agreement. The term “Agreement” when used in the Loan Agreement means the Existing Loan Agreement, as amended by this Amending Agreement, together with all further amendments, supplements, restatements and replacements thereof from time to time.

Section 3 No Novation

Nothing in this Amending Agreement, or the Existing Loan Agreement when read together with this Amending Agreement, shall constitute novation, payment, readvance, or otherwise of any existing Obligations of the Borrower.

Section 4 Amendments

(a)	Section 1.37 (“Maximum Credit”) of the Existing Loan Agreement is deleted and replaced with the following:

“1.37	“Maximum Credit”

shall mean: (i) during the 30 day period commencing on January 22, 2003 and ending on February 21, 2003, the amount of $38,000,000 (plus, if applicable, the aggregate principal amount (if any) of all Acquisition Advances); and (ii) at all other times, the amount of $35,000,000 000 (plus, if applicable, the aggregate principal amount (if any) of all Acquisition Advances).”.

(b)	Section 2.1(a) (“Revolving Loans”) of the Existing Loan Agreement is hereby deleted and replaced with the following:

“2.1	Revolving Loans

(a)	Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the lesser of:

(i)	the Maximum Credit; and

(ii)	the sum of:

(A)		eighty-five percent (85%) of the Net Amount of Eligible Accounts for any date of determination during the period from and including January 22, 2003 to and including April 30, 2003, eighty-two percent (82%) of the Net Amount of Eligible Accounts for any date of determination during the period from and including May 1, 2003 to and including July 31, 2003 and at all other times seventy-five percent (75%) of the Net Amount of Eligible Accounts;

plus

(B	)	the lesser of:

		(w)	for any date of determination during the period from and including February 1, 2003 to and including July 31, 2003, the lesser of (I) sixty percent (60%) of the Value of Eligible Inventory, and (II) eighty-five percent (85%) of Net Orderly Liquidation Value;

		(x)	for any date of determination during the period from and including August 1 of any year to and including November 30 of such year, sixty percent (60%) of the Value of Eligible Inventory;

		(y)	for any date of determination during the period from and including December 1 of any particular year to and including July 31 of the succeeding year (other than any date of determination during the period from and including February 1, 2003 to and including July 31, 2003), fifty-five percent (55%) of the Value of Eligible Inventory; and

(z) $15,000,000;

minus

(C	)	any Availability Reserves.”.

Section 5 Representations and Warranties

In order to induce Lender to enter into this Amending Agreement, Borrower represents and warrants to Lender as follows, which representations and warranties shall survive the execution and delivery hereof:

(a)	the representations and warranties set forth in Section 7 of the Existing Loan Agreement continue to be true and correct as of the date hereof, except with respect to, and to the extent that, such representations and warranties are expressly made as of a particular date or there are changes with respect to the matters referenced in such representations and warranties after the date made that either do not and will not otherwise cause a Default or Event of Default, or in respect of which the Borrower has given written notice to the Lender;

(b)	all necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance of this Amending Agreement by Borrower, Borrower has duly executed and delivered this Amending Agreement, and this Amending Agreement and the Loan Agreement are legal, valid and binding obligations of Borrower, enforceable against Borrower by Lender and US Collateral Agent in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditor’s rights generally and the fact that the courts may deny the granting or enforcement of equitable remedies;

(c)	no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default exists; and

(d)	Borrower is in compliance in all material respects with the covenants contained in Section 5, Section 6 and Section 8 of the Existing Loan Agreement.

Section 6 Conditions Precedent

This Amending Agreement shall not be effective until Lender has received duly executed originals of the following documents:

(a)	this Amending Agreement, executed by Borrower;

(b)	a certified copy of the purchase agreement dated January 21, 2003 between InterAct Accessories, Inc. and Borrower, pursuant to which Borrower has acquired, certain assets of InterAct Accessories, Inc. (the “InterAct Purchase Agreement”);

(c)	an assignment agreement executed by Borrower in respect of all trademarks and other intellectual property relating to “Gameshark” acquired by Borrower pursuant to the InterAct Purchase Agreement;

(d)	a Confirmation of Guarantee and Security executed by each Obligor, in form and substance acceptable to Lender; and

(e)	such other documents and instruments as may be reasonably required by Lender.

Section 7 Expenses

Borrower shall pay all fees and expenses, including, without limitation, legal fees incurred by Lender in connection with the preparation, negotiation, completion, execution, delivery and review of this Amending Agreement and all other documents and instruments arising herefrom and therefrom and/or executed in connection herewith and therewith. Borrower acknowledges that, during the period from and including the date hereof to and including July 31, 2003, for purposes of the calculation of the unused line fee pursuant to section 3.4 of the Loan Agreement, “Maximum Credit” shall mean the Maximum Credit as amended pursuant to section 4 of this Amending Agreement.

Section 8 Continuance of Existing Loan Agreement and Security

The Existing Loan Agreement, as amended, supplemented, changed or modified by this Amending Agreement, shall continue in full force and effect and is hereby confirmed and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein. It is agreed and confirmed that, after giving effect to this Amending Agreement, all security delivered by Borrower and any Obligor secures the payment of all of the Obligations including, without limitation, the obligations arising under the Existing Loan Agreement, as amended by the terms of this Amending Agreement.

Section 9 Counterparts

This Amending Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10 Governing Law

The validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the day and year first above written.

MAD CATZ, INC.

By:	/s/ DARREN RICHARDSON

Name:	Darren Richardson
Title:	Chief Operating Officer

By:	/s/ WHITNEY PETERSON

Name	Whitney Peterson
Title:	Vice President

CONGRESS FINANCIAL CORPORATION (CENTRAL)

By:	/s/ SOPHIE LJUCOVIC

Name:	Sophie Ljucovic
Title:	Assistant Vice President

By:	/s/ HARRY ROSENFELD

Name:	Harry Rosenfeld
Title:	Vice President